Exhibit 99

Schlumberger Announces Third-Quarter 2022 Results

•	Revenue of $7.5 billion increased 10% sequentially and 28% year on year

•	International revenue of $5.9 billion increased 13% sequentially and 26% year on year

•	North America revenue of $1.5 billion was flat sequentially and increased 37% year on year

•	GAAP EPS of $0.63 decreased 6% sequentially and increased 62% year on year

•	EPS, excluding charges and credits, of $0.63 increased 26% sequentially and 75% year on year

•	Cash flow from operations was $1.6 billion and free cash flow was $1.1 billion

•	Board approved quarterly cash dividend of $0.175 per share

HOUSTON, October 21, 2022—Schlumberger Limited (NYSE: SLB) today announced results for the third-quarter 2022.

Third-Quarter Results

(Stated in millions, except per share amounts)

	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue	$7,477	$6,773	$5,847	10%	28%
Income before taxes - GAAP basis	$1,134	$1,152	$691	-2%	64%
Net income - GAAP basis	$907	$959	$550	-5%	65%
Diluted EPS - GAAP basis	$0.63	$0.67	$0.39	-6%	62%

Adjusted EBITDA*	$1,756	$1,530	$1,296	15%	35%
Adjusted EBITDA margin*	23.5%	22.6%	22.2%	91 bps	133 bps
Pretax segment operating income*	$1,400	$1,159	$908	21%	54%
Pretax segment operating margin*	18.7%	17.1%	15.5%	161 bps	320 bps
Net income, excluding charges & credits*	$907	$715	$514	27%	77%
Diluted EPS, excluding charges & credits*	$0.63	$0.50	$0.36	26%	75%

Revenue by Geography
International	$5,881	$5,188	$4,675	13%	26%
North America	1,543	1,537	1,129	0%	37%
Other	53	48	43	n/m	n/m

	$7,477	$6,773	$5,847	10%	28%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$900	$955	$812	-6%	11%
Reservoir Performance	1,456	1,333	1,192	9%	22%
Well Construction	3,084	2,686	2,273	15%	36%
Production Systems	2,150	1,893	1,674	14%	28%
Other	(113)	(94)	(104)	n/m	n/m

	$7,477	$6,773	$5,847	10%	28%

Pretax Operating Income by Division
Digital & Integration	$305	$379	$284	-20%	7%
Reservoir Performance	244	195	190	25%	28%
Well Construction	664	470	345	41%	92%
Production Systems	224	171	166	31%	36%
Other	(37)	(56)	(77)	n/m	n/m

	$1,400	$1,159	$908	21%	54%

Pretax Operating Margin by Division
Digital & Integration	33.9%	39.7%	35.0%	-586 bps	-119 bps
Reservoir Performance	16.7%	14.6%	16.0%	209 bps	77 bps
Well Construction	21.5%	17.5%	15.2%	403 bps	635 bps
Production Systems	10.4%	9.0%	9.9%	142 bps	55 bps
Other	n/m	n/m	n/m	n/m	n/m

	18.7%	17.1%	15.5%	161 bps	320 bps

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “The second half of the year is off to a great start with strong third-quarter results that reflect the acceleration of international momentum and solid execution across our Divisions and areas. Sequentially, we delivered another quarter of double-digit revenue growth and margin expansion, as the pace of growth in our international business stepped up significantly, complementing already robust levels of activity in North America.

“On a companywide basis, sequential revenue grew 10%, by more than $700 million; EPS—excluding charges and credits—increased 26%; pretax segment operating margin expanded 161 basis points (bps) to reach 18.7%; and free cash flow was $1.1 billion. Both EPS—excluding charges and credits—and pretax segment operating margin represent their highest levels since 2015, as we continue to execute on our returns-focused strategy with much success.

“Year-over-year comparisons were exceptional with revenue growing by 28%; EPS—excluding charges and credits—increasing 75%; and pretax segment operating margin expanding 320 bps.”

Revenue growth was led by Well Construction and Production Systems as global activity strengthened—particularly in the offshore and international markets. Schlumberger’s leading position in these markets continues to propel strong and profitable growth in the Core. The quarter was also supported by continued backlog conversion, strong technology adoption, and the growing effects of pricing improvements. Reservoir Performance also grew, while Digital & Integration declined as growth in digital solutions was more than offset by the non-repeat of exploration data transfer fees recorded in the previous quarter.

International Torque Ramps Up as Revenue Exceeds Third-Quarter 2019 Level

Le Peuch said, “Third-quarter revenue was driven by International, which posted 13% growth sequentially and 26% year on year. International revenue also exceeded third-quarter 2019 levels, on a rig count that is still approximately 25% lower than in 2019. This comparison highlights the significant gains we have made in strengthening our market participation and our continued growth potential as rigs mobilize internationally in the quarters to come.”

Sequentially, growth was prevalent across all international areas led by Europe/CIS/Africa and Latin America, which increased 21% and 14%, respectively. This was driven by increased activity and higher pricing in Well Construction, in addition to higher Production Systems sales. Middle East & Asia revenue improved 8% sequentially due to increased multidivisional activity across Asia and higher Reservoir Performance revenue in the Middle East.

Outperforming in our Core—Strong Growth in Well Construction and Production Systems

Le Peuch said, “Our Schlumberger Core continues to perform extremely well as we continue to leverage our global breadth, leading technology portfolio, and pricing improvements to drive top- and bottom-line growth momentum.”

Revenue growth by Division was led by Well Construction with revenue increasing 15% sequentially, outperforming global rig count growth due to strong activity and pricing improvements in the Europe/CIS/Africa and Latin America areas. Similarly, Production Systems revenue grew 14% sequentially on higher product deliveries and backlog conversion, mostly in international offshore basins. Reservoir Performance revenue grew 9% due to higher intervention and stimulation activity, both on land and offshore, particularly in the Middle East & Asia and Europe/CIS/Africa areas. Year on year, revenue from all Divisions experienced double-digit growth, led by Well Construction, which grew 36%.

In relation to margin performance, Well Construction and Reservoir Performance led in sequential margin expansion having posted 403 bps and 209 bps growth, respectively. Year on year, Well Construction margin expanded 635 bps to reach 22%, due to broad pricing improvements and improved operating leverage.

Constructive Energy Fundamentals and a Supply-Led Decoupling of Upstream Investment

Le Peuch said, “While concerns remain over the broader economic climate, the energy industry fundamentals continue to be very constructive. Against the backdrop of the energy crisis and limited spare global capacity, the world faces an urgent need for increased investment to rebalance markets, create supply redundancies, and rebuild spare capacity. All of these are exacerbated by geopolitics and increasing instances of supply disruptions.

“These dynamics and the urgency to restore balance are resulting in a supply-led upcycle, characterized by the decoupling of upstream investment from near-term demand volatility. Furthermore, the need for sustained investments is reinforced by the long-term demand trajectory through the end of the decade and by OPEC+ decisions that are keeping commodity prices at supportive levels.

“Concurrently, we are witnessing a significant commitment from the industry to decarbonize oil and gas, with E&P operators all over the world deploying capital and adopting technologies—including digital—at scale, to reduce emissions. Taken together, we expect these constructive fundamentals and secular trends to support multiple years of growth.”

A Strong Finish in the Making for an Outstanding Year

Le Peuch said, “On a companywide basis, year-to-date revenue increased more than 20%; EPS on a GAAP basis grew 83%; EPS—excluding charges and credits—grew 67%; and pretax segment operating margin expanded 285 bps. I am very proud of these exceptional results delivered by the Schlumberger team as we approach the end of an outstanding year.

“As we close the year, we expect to deliver sequential revenue growth and margin expansion in the fourth quarter.

“To conclude, we have stronger conviction in our strategy and the opportunities across our three engines of growth—the Core, Digital, and New Energy. Constructive market fundamentals for oil and gas, energy security, and the urgency to accelerate the energy transition will support increased investment—in both clean energy technology development and lower carbon oil and gas production. We have positioned the company for long-term outperformance, with a diverse set of opportunities across the entire energy value chain. These technology-led opportunities cover oil and gas, industrial decarbonization, and new energy systems—all supported by digital transformation.

“Recent regulatory decisions and incentives reinforce our view of this compelling investment outlook and our strategic direction. We are prepared to apply our technology, global scale, and industrialization capabilities to lead in this energy landscape and deliver outstanding value for our customers and shareholders.

“I am truly excited about our future as we continue to drive innovation for a resilient and balanced energy system. I look forward to sharing at our upcoming Investor Conference, our views of the industry, revenue growth ambitions, earnings, and returns potential.”

Other Events

On August 30, 2022, Schlumberger, Aker Solutions, and Subsea 7 announced an agreement to form a joint venture to drive innovation and efficiency in subsea production to help customers unlock reserves and reduce cycle time. The agreement will bring together a portfolio of innovative technologies such as subsea gas compression, all-electric subsea production systems, and other electrification capabilities that help customers meet their decarbonization goals. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the second half of 2023.

In October 2022, Schlumberger redeemed $895 million of its outstanding notes, consisting of $600 million of 2.65% Senior Notes and $295 million of 3.625% Senior Notes, both due 2022.

On October 20, 2022, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.175 per share of outstanding common stock, payable on January 12, 2023, to stockholders of record on December 7, 2022.

Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
North America	$1,543	$1,537	$1,129	0%	37%
Latin America	1,508	1,329	1,160	14%	30%
Europe/CIS/Africa	2,039	1,691	1,481	21%	38%
Middle East & Asia	2,334	2,168	2,034	8%	15%
Eliminations & other	53	48	43	n/m	n/m

	$7,477	$6,773	$5,847	10%	28%

International	$5,881	$5,188	$4,675	13%	26%
North America	$1,543	$1,537	$1,129	0%	37%

n/m = not meaningful

International

Revenue in Latin America of $1.5 billion increased 14% sequentially due to higher Well Construction revenue from increased drilling activity and improved pricing. Increased Production Systems sales in Brazil contributed to the sequential revenue growth. Year on year, revenue grew 30% due to higher drilling activity and increased pricing across the area. Increased stimulation and drilling activity in Argentina as well as higher Production Systems sales in Brazil also contributed to the year-on-year revenue growth.

Europe/CIS/Africa revenue of $2.0 billion increased 21% sequentially. This significant growth was driven by strong Well Construction activity and improved pricing across the area, higher Production Systems sales in Europe and Scandinavia, and multidivisional activity increases in Sub-Sahara Africa. Year on year, revenue grew 38%, from higher Production Systems sales in Europe and Scandinavia, increased Well Construction activity, and improved pricing.

Revenue in the Middle East & Asia of $2.3 billion increased 8% sequentially due to increased multidivisional activity across Asia and higher Reservoir Performance revenue in the Middle East. Year on year, revenue increased 15% due to increased multidivisional activity across Asia and higher activity from new projects in the Middle East—notably, increased drilling activity in Iraq and the United Arab Emirates and higher stimulation revenue in Oman.

North America

North America revenue of $1.5 billion was essentially flat sequentially as double-digit growth in US land revenue was offset by reduced exploration data sales in the US Gulf of Mexico due to the significant transfer fees recorded in the previous quarter. US land revenue growth outperformed the rig count increase sequentially due to higher drilling activity, increased sales of well and surface production systems, and improved pricing.

Compared to the same quarter last year, North America revenue grew 37%. All Divisions experienced significant year-on-year revenue growth, led by Well Construction and Production Systems, which grew 62% and 23%, respectively.

Third-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue
International	$671	$627	$615	7%	9%
North America	229	327	196	-30%	17%
Other	—	1	1	n/m	n/m

	$900	$955	$812	-6%	11%

Pretax operating income	$305	$379	$284	-20%	7%
Pretax operating margin	33.9%	39.7%	35.0%	-586 bps	-119 bps

n/m = not meaningful

Digital & Integration revenue of $900 million experienced a 6% sequential decline with a change in revenue mix compared to the previous quarter. Revenue grew internationally, driven by higher digital sales in the Middle East & Asia, Europe/CIS/Africa, and Latin America areas while revenue was lower in North America on lower exploration data sales.

Year on year, revenue growth of 11% was driven primarily by higher digital sales across all areas and higher Asset Performance Solutions (APS) project revenue, particularly in Canada.

Digital & Integration pretax operating margin of 34% contracted 586 bps sequentially and 119 bps year on year due to a less favorable revenue mix.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue
International	$1,335	$1,222	$1,112	9%	20%
North America	119	111	79	7%	49%
Other	2	—	1	n/m	n/m

	$1,456	$1,333	$1,192	9%	22%

Pretax operating income	$244	$195	$190	25%	28%
Pretax operating margin	16.7%	14.6%	16.0%	209 bps	77 bps

n/m = not meaningful

Reservoir Performance revenue of $1.5 billion increased 9% sequentially primarily due to higher intervention and stimulation activity, both on land and offshore, particularly in the Middle East & Asia and Europe/CIS/Africa areas. North America growth was due to higher intervention activity in the US Gulf of Mexico.

Year on year, revenue growth of 22% was broad across all areas due to increased activity. The revenue growth was led by the Middle East & Asia area, which grew 30%. Intervention and stimulation services experienced double-digit growth, both on land and offshore.

Reservoir Performance pretax operating margin of 17% expanded 209 bps sequentially. Profitability was boosted by higher offshore and development activity, particularly in the North America, Middle East & Asia, and Latin America areas.

Year on year, pretax operating margin expanded 77 bps with profitability improving both in intervention and stimulation, and geographically in the North America and Europe/CIS/Africa areas.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue
International	$2,406	$2,083	$1,839	16%	31%
North America	621	553	382	12%	62%
Other	57	50	52	n/m	n/m

	$3,084	$2,686	$2,273	15%	36%

Pretax operating income	$664	$470	$345	41%	92%
Pretax operating margin	21.5%	17.5%	15.2%	403 bps	635 bps

n/m = not meaningful

Well Construction revenue of $3.1 billion increased 15% sequentially, outperforming global rig count growth due to strong activity from new projects and solid pricing improvements internationally, particularly in the Europe/CIS/Africa and Latin America areas. In North America, sequential revenue growth outpaced the rig count increase in both US land and offshore. Double-digit growth was pervasive across its measurement, drilling, fluids, and equipment business lines.

Year on year, revenue growth of 36% was driven by strong activity and solid pricing improvements, led by North America and Latin America, both of which grew more than 60%. Europe/CIS/Africa revenue increased 28% while Middle East & Asia revenue grew 16% year on year. High double-digit growth was recorded across the Division’s business lines led by drilling fluids and measurements—both on land and offshore.

Well Construction pretax operating margin of 22% expanded 403 bps sequentially, due to improved profitability in all business lines and across all areas, most prominently in Latin America. Margin expansion was due to higher offshore and exploration activity, favorable technology mix, and solid pricing improvements.

Year on year, pretax operating margin expanded 635 bps, with profitability improving across all areas, driven by higher activity and boosted by improved pricing.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Sequential	Year-on-year
Revenue
International	$1,569	$1,341	$1,205	17%	30%
North America	578	550	469	5%	23%
Other	3	2	—	n/m	n/m

	$2,150	$1,893	$1,674	14%	28%

Pretax operating income	$224	$171	$166	31%	36%
Pretax operating margin	10.4%	9.0%	9.9%	142 bps	55 bps

n/m = not meaningful

Production Systems revenue of $2.2 billion increased 14% sequentially on higher product deliveries and backlog conversion—mostly offshore internationally as supply chain and logistics constraints continue to ease. The increase was driven by double-digit revenue growth across most business lines: in Europe/CIS/Africa on higher deliveries of subsea and well production systems; in Latin America due to higher sales of subsea and midstream production systems; in Middle East & Asia on higher sales of well, surface, and midstream production systems; and in North America, mainly in US land, on increased sales of well and surface production systems.

Year on year, double-digit growth was driven by new projects and increased product deliveries mainly in Europe/CIS/Africa, North America, and Latin America.

Production Systems pretax operating margin of 10% expanded 142 bps sequentially due to improved operating leverage from higher volume of sales.

Year on year, pretax operating margin was slightly higher by 55 bps as higher sales volume was partially offset by increased logistics costs and unfavorable revenue mix.

Quarterly Highlights

As the strong growth cycle in oil and gas advances, Schlumberger continues to secure new contracts in North America and internationally, particularly in the Middle East and in offshore basins. During the quarter, Schlumberger secured the following notable projects:

•

In Norway, Equinor awarded Schlumberger a contract for work at up to 11 wells at their challenging, high-temperature Kristin Sor and Halten East fields. The integrated services contract includes electric wireline logging, drilling, measurements, and project management. Work is expected to start in late 2023 and continue until 2025.

•

QatarEnergy has awarded Schlumberger a five-year wireline services contract. The contract covers open- and cased-hole wireline logging on land and offshore, as well as tubing-conveyed perforating and data processing and interpretation. Schlumberger technologies, including the 10,000-psi hydraulic frac packer, 3D far-field sonic service, Optiq* Schlumberger fiber-optic solutions, and Pulsar* multifunction spectroscopy service, will be deployed to evaluate new and existing wells in various projects and optimize the production and injection of such wells. Work is expected to start in the fourth quarter of 2022.

•

Abu Dhabi National Oil Company (ADNOC) has awarded Schlumberger a five-year framework agreement for drilling-related services, valued at $482 million. With an optional two-year extension, the scope of the award covers drill bits, directional drilling, and logging-while-drilling services. Supporting ADNOC in its drive to improve efficiency while delivering the lowest cost, lowest carbon intensity barrels, Schlumberger will provide advanced directional drilling and logging services to achieve high-quality wellbores with proven trajectory control, for accurate drilling of extended-reach horizontal and complex directional wells.

•

In Brazil, Petrobras awarded Schlumberger a contract for the latest-generation MaxFORTE* high-reliability electric submersible pump (ESP) system for the deepwater Jubarte Field. This award also includes a 10-year extension of in-country remote ESP surveillance, intervention, and domain expertise provided by Schlumberger. The first generations of the MaxFORTE ESP systems, developed for Petrobras’ subsea developments in the Campos Basin offshore Brazil, have so far delivered an excellent reliability above four years, despite dramatic pressure and temperature swings—while producing prolific volumes of heavy oil, emulsions, and gas. Run life of this duration is a result of stringent quality from manufacturing to installation, and the extended time between workovers for ESP replacement is a significant value for Petrobras.

•

Also in Brazil, Enauta signed contracts with Schlumberger for the development of a holistic subsea production system in the Atlanta Field, Enauta’s main oil production asset in the Santos Basin. The award includes a range of subsea field-proven technologies, including a multiphase subsea boosting system and subsea trees. The agreement represents a robust solution that will integrate existing wells and support future development of the Atlanta Field.

•

In Kazakhstan, Schlumberger was awarded a decarbonized production operations contract by Karachaganak Petroleum Operating B.V (KPO). The project will use technology that eliminates flaring—maximizing hydrocarbon monetization and avoiding an estimated 10,000 metric tons of CO2e per well. The production scope of the three-year contract—which also includes wireline—covers well cleanup, production boosting, and well bleedoff packages, which will be delivered using the Production ExPRESS* rapid production response solutions. Schlumberger will use the CleanPhase* well test separator in combination with Transition Technologies*—including the REDA Multiphase HPS* horizontal multistage surface pump, and Vx Spectra* surface multiphase flowmeter—to deliver this project scope with zero flaring.

•

In Canada, BP Canada Energy Group ULC (bp) has awarded Schlumberger an integrated well construction and evaluation contract for its Ephesus deepwater exploration well. The contract is scheduled to commence in 2023 and includes well construction and reservoir evaluation products and services.

•

In the US, Schlumberger was awarded multiple scopes for an enhanced oil recovery pilot project by Denbury Onshore, LLC. The award covers downhole logging, coring and core laboratory analysis, downhole completions equipment, electric submersible REDA* pumps configured to handle a high concentration of CO2 in the produced fluids, and permanent distributed temperature and acoustic sensing using Optiq Schlumberger fiber-optic solutions. Optiq solutions will use Schlumberger intellectual property and differentiated expertise in distributed temperature and acoustic analysis to provide real-time operational surveillance and analysis that will optimize recovery and maintain operational integrity.

•

BOE Exploration & Production LLC awarded Schlumberger multiple contracts for work in the Gulf of Mexico for their contracted drillships. Schlumberger will provide deepwater experience, technical expertise, and leading technology to the projects in collaboration with BOE. The awards include contracts for the supply of services for drilling tools, cementing, mudlogging, and completions as well as contracts for equipment and products for drilling on BOE’s multiwell campaign, including development and exploration projects. The activity will commence in early 2023. Additionally, Schlumberger was awarded contracts for completions, landing string, tubing-conveyed perforating, surface well testing, and coiled-tubing and cased-hole wireline for the Shenandoah project to be executed in 2023-2024.

•

Kosmos Energy Gulf of Mexico Operations, LLC, has awarded OneSubsea® and its alliance partner, Subsea 7, an engineering, procurement, construction, and installation (EPCI) contract for the Odd Job field in the Gulf of Mexico. OneSubsea, the subsea technologies, production, and processing systems business of Schlumberger, will supply a subsea multiphase boosting system, topside equipment, and a 16-mile integrated power and control umbilical. Project management, engineering, assembly, and testing will be performed by OneSubsea, and transport to the field and installation will be carried out by Subsea 7. The system will be tied back to the existing facility, thereby achieving significant cost and energy savings, as well as reducing CO2 emissions, all while improving Kosmos Energy’s ultimate recovery.

Schlumberger continuously seeks new applications for its technologies in adjacent industries, applying its domain expertise to solutions that support sustainable energy production:

•

Zorlu Enerji, Turkey’s leading geothermal investor, has awarded Schlumberger a contract for 14 additional REDA Thermal* power-efficient geothermal electric submersible pumps (ESPs) to increase zero-carbon electricity generation at its Kızıldere geothermal power facility. The first high-volume and high-horsepower REDA Thermal pump was installed at the Kızıldere facility in July, and the initial boost attributable to the pump is over 1.7 megawatts (MW) of zero-carbon electricity. The award includes initiation of digital services for ESP monitoring and surveillance. The REDA Thermal pumps are designed specifically to meet the requirements of high-enthalpy geothermal wells. The technology was developed leveraging expertise from GeothermEx, a Schlumberger multidisciplinary geothermal consulting and services company.

As customers continue to advance their digital transformation and apply digital solutions that improve efficiency and productivity, Schlumberger’s digital platform strategy is a key engine of growth. The Schlumberger Digital Forum 2022 brought together more than 1,250 industry leaders, domain experts, and digital professionals and showcased the power of Digital to accelerate the industry’s transformation, delivering higher value and lower carbon.

•

Schlumberger and Aramco have announced plans to collaborate and develop a digital platform that will provide sustainability solutions for hard-to-abate industrial sectors. The proposed platform will enable companies in industries such as oil and gas, chemicals, utilities, cement, and steel to collect, measure, report, and verify their emissions, while also evaluating different decarbonization pathways. Building on an open architecture, the platform will be extendable into other aspects of the industries’ sustainability efforts, both current and future, and will ultimately include workflows such as water sustainability and management, methane emissions measurement, flaring reduction and prevention, and carbon capture and storage.

•

Repsol has selected Schlumberger to deploy the DELFI* cognitive E&P environment hosted on the Microsoft Azure cloud platform to further enhance its subsurface development capabilities. Repsol is implementing a strategy to transform the way its organization works by leveraging cloud capabilities, and the DELFI environment will streamline geological and geophysical (G&G) workflows to optimize their performance. The DELFI Petrotechnical Suite and DELFI On Demand Reservoir Simulation will be deployed across Repsol’s organization to boost the work of field development teams. The open cloud-based platform will support collaboration among geoscience teams in worldwide locations using the same data for improved performance when running G&G workflows. The processing requirements for reservoir engineering simulations will be scaled as needed and will enable integrating the DELFI Agile Reservoir Modeling workflow, when required. Additionally, Repsol´s developers can use the platform to deploy native solutions with AI and machine learning capabilities.

•

ENEVA S. A., an integrated energy company and the largest private natural gas operator in Brazil, has signed an agreement with Schlumberger that will unlock new technology through the DELFI cognitive E&P environment, enabling new digital workflows. The agreement includes cross-domain petrotechnical access in the DELFI environment for exploration, production, and engineering as well as integrated reservoir modeling and transition expert services. This strategic partnership will be governed by a comprehensive digital roadmap that will gradually elevate ENEVA to the next level of digitalization by leveraging the capabilities within the DELFI environment to improve decision making and enhance performance through technical teams’ collaboration in an open environment.

•

Wintershall Dea has selected Schlumberger as its preferred partner on the acceleration of its Terra Nova subsurface transformation program. Working with Microsoft, Schlumberger was first to contribute the open-source code of its DELFI Data Ecosystem to the OSDU™—a single reference cloud-based data platform—which Wintershall Dea will leverage to accelerate the delivery of its subsurface data platform to support its business in making smarter decisions, faster. With the deployment of the OSDU Data Platform, Wintershall Dea aims to analyze data more efficiently, search and discover data more rapidly, and take advantage of new cloud-based applications and emerging digital innovations.

•

Schlumberger released the Schlumberger Enterprise Data Solution*, which is powered by Microsoft Energy Data Services. Developed to deliver the most comprehensive capabilities for subsurface data—in alignment with the emerging requirements of the OSDU Technical Standard, a new open industry standard for energy data—the Enterprise Data Solution makes data accessible on an unprecedented scale for the global energy industry. This fully integrated cloud-native enterprise data solution enables end-to-end data-driven workflows scalable to customers’ organizations. Full upstream data capabilities will expand from subsurface to production to well construction and welcome the transition to new and low-carbon energy sources. The Enterprise Data Solution will also accelerate advanced workflows to screen, assess, and design carbon capture, utilization, and storage (CCUS) projects to support rapidly growing demand for large-scale CO2 sequestration. Early adopters of these exciting new technologies include PETRONAS and Chevron.

•

Schlumberger has launched its Digital Platform Partner Program, which will allow independent software vendors (ISVs) to leverage the openness and extensibility of Schlumberger’s digital platform to build new applications and software and offer them to the market. Schlumberger customers will access a broad range of interoperable digital solutions, enabling data-driven decision making across the energy value chain and rapidly accelerating the time to value from digital transformation, at global scale. At launch, nine ISVs are offering software solutions to Schlumberger customers, and the platform has been designed with an open framework to quickly onboard new partners. The solutions are built and deployed through the DELFI digital E&P platform and integrate seamlessly with industry-standard data platforms. This enables unprecedented value creation due to the interoperability across workflows and organizations.

Customer adoption of Schlumberger technology is accelerating and continues to significantly impact performance in drilling, production, and integrated operations. Our innovative solutions contribute to making the exploration and development of oil and gas assets more resilient and more efficient, with lower carbon and less impact on the environment. Examples from the quarter include:

•

In East Texas, KJ Energy drilled seven wells in the Cotton Valley Formation fully remotely using Schlumberger technology to continuously increase the drilling efficiency in the curve-lateral production section well over well. The longest single run lateral was drilled using the fit-for-basin bottomhole assembly that included the PowerDrive Orbit G2* rotary steerable system, xBolt G2* accelerated drilling service, and AxeBlade* ridged diamond element bit. Other firsts for the basin were the fastest lateral and the longest lateral drilled without motor assistance. This performance helped KJ Energy attain 50% higher drilling efficiency compared to the conventional motor assemblies utilized to drill curves in the past.

•

In Western Kazakhstan, Schlumberger technology helped Karachaganak Petroleum Operating B.V. (KPO) to avoid 1.3 million metric tons of CO2e emissions through zero-flaring techniques. Schlumberger deployed its surface pressure boosting package, a key part of its Production ExPRESS rapid production response solutions portfolio that requires no chemicals or well intervention. Conventional solutions often enable oil production while flaring the produced gas using methods that are both costly and result in increased emissions from flaring. Using technologies including the REDA Multiphase HPS horizontal multistage surface pump and the Vx Spectra surface multiphase flowmeter—both part of the Transition Technologies portfolio—flaring was completely eliminated, saving the gas instead for export. The integrated approach contributed to KPO being able to quickly bring wells back into production while commercializing gas that would have otherwise been flared.

•

In Libya, Schlumberger conducted an intervention campaign with Mellitah Oil & Gas that increased oil production by 4,000 bbl/d in the Bu Attifel Field. The success of this campaign led to the award of a 100-well production enhancement project. A joint team of Schlumberger and customer experts collaborated early in the intervention candidate selection process, increasing the likelihood of production and recovery increases through close collaboration, joint planning, and tight alignment on objectives. The best shut-in candidate wells were selected for intervention, and Schlumberger performed production and integrity logs to determine where to strategically set water shutoff plugs and reperforate production zones for maximum benefit. The treatment resulted in a production uplift that helped Mellitah Oil & Gas achieve its production goals.

•

In Kuwait, Schlumberger applied a fit-for-purpose combination of technologies for Kuwait Oil Company that unlocked resource potential of the northern area in Burgan Field. A bespoke new workflow using unique technologies was created to deliver a thin-bed evaluation across these formations. Advanced high-resolution petrophysics evaluation successfully confirmed oil production, which was then validated through quality samples along with reservoir productivity understanding using the Saturn* 3D radial probe.

•

In Indonesia, Schlumberger used its novel EverCRETE* CO2-resistant cement system for Harbour Energy to maintain long-term well integrity in a deepwater exploration well with high CO2 content at water depth of around 4,200 ft. With a self-healing matrix that is reactive to CO2 exposure, the EverCRETE system also reduces potential remedial work in the case of a leak path developing. The use of the system for Harbour Energy reduced the project’s CO2 footprint by 63% when compared with traditional cement systems.

In new energy technologies, Schlumberger is uniquely positioned to apply its domain expertise and experience in technology industrialization to be a leader in the energy transition at large. We continue to build partnerships across various industries to develop clean energy solutions.

•

The Schlumberger New Energy business has secured an investment in ZEG Power to scale up the ZEG ICC™ technology for clean hydrogen production from hydrocarbon gas. The ZEG ICC technology is based on sorbent enhanced reforming and was originally developed at the Institute for Energy Technology (IFE) in Norway. The first commercial ZEG plant will be installed by year-end 2022 and put into operation in 2023 at CCB Energy Park at Kollsnes, Norway, adjacent to the planned Northern Lights CO2 storage infrastructure.

•

Expanding its portfolio of CO2 capture technologies, Schlumberger’s New Energy business has entered into an agreement with RTI International to accelerate the industrialization and scale-up of its proprietary nonaqueous solvent (NAS) technology for CO2 capture. The NAS technology is applicable to a broad variety of industrial emissions, including the hard-to-abate emissions from steel and cement industries and emissions from power generation. This next-generation absorption technology enables higher carbon capture efficiency while consuming less energy compared to conventional solvents, resulting in a significant reduction in operating costs and enhancing CCUS project economics. RTI and Schlumberger will collaborate to develop models that enable fast design and process customization to achieve a step-change in CO2 capture operations while leveraging Schlumberger’s global footprint to expand market opportunities for the technology.

•

As mobilization of equipment began for the NeoLith Energy pilot plant in Clayton Valley, Nevada, Schlumberger’s New Energy business expanded its partnership with Gradiant, a global water solutions provider, to introduce a key sustainable technology into the production process for battery-grade lithium compounds. As part of Schlumberger’s NeoLith Energy direct lithium extraction and production flowsheet, Gradiant technology is used to concentrate the lithium solution and generate freshwater—a critical element in sustainable lithium production from brine. This collaboration will enable the lithium industry to meet surging mineral demand with a previously unattainable level of water utilization, by simultaneously lowering the consumption of freshwater and reducing wastewater. This technology integration can be applied to new lithium mineral extraction and production sites, opening opportunities to untapped lithium production regions, as well as existing lithium production operations.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2022	2021	2022	2021
Revenue	$7,477	$5,847	$20,213	$16,704
Interest & other income (1)	75	56	436	91
Expenses
Cost of revenue	6,042	4,862	16,623	14,135
Research & engineering	160	140	456	409
General & administrative	94	80	277	231
Interest	122	130	369	402

Income before taxes (1)	$1,134	$691	$2,924	$1,618
Tax expense (1)	215	129	514	301

Net income (1)	$919	$562	$2,410	$1,317
Net income attributable to noncontrolling interest	12	12	33	37

Net income attributable to Schlumberger (1)	$907	$550	$2,377	$1,280

Diluted earnings per share of Schlumberger (1)	$0.63	$0.39	$1.65	$0.90

Average shares outstanding	1,418	1,402	1,414	1,399
Average shares outstanding assuming dilution	1,439	1,424	1,436	1,422

Depreciation & amortization included in expenses (2)	$533	$530	$1,598	$1,588

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant, and equipment and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Sept. 30, 2022	Dec. 31, 2021
Current Assets
Cash and short-term investments	$3,609	$3,139
Receivables	6,650	5,315
Inventories	4,143	3,272
Other current assets	1,209	928

	15,611	12,654
Investment in affiliated companies	1,762	2,044
Fixed assets	6,407	6,429
Goodwill	12,990	12,990
Intangible assets	3,043	3,211
Other assets	4,280	4,183

	$44,093	$41,511

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,034	$8,382
Estimated liability for taxes on income	938	879
Short-term borrowings and current portion of long-term debt	899	909
Dividends payable	263	189

	11,134	10,359
Long-term debt	12,452	13,286
Postretirement benefits	233	231
Other liabilities	2,763	2,349

	26,582	26,225
Equity	17,511	15,286

	$44,093	$41,511

Liquidity

			(Stated in millions)
Components of Liquidity	Sept. 30, 2022	Jun. 30, 2022	Sept. 30, 2021	Dec. 31, 2021
Cash and short-term investments	$3,609	$2,816	$2,942	$3,139
Short-term borrowings and current portion of long-term debt	(899)	(901)	(1,025)	(909)
Long-term debt	(12,452)	(12,946)	(14,370)	(13,286)

Net Debt (1)	$(9,742)	$(11,031)	$(12,453)	$(11,056)

Details of changes in liquidity follow:

	Nine	Third	Nine
	Months	Quarter	Months
Periods Ended September 30,	2022	2022	2021
Net income	$2,410	$920	$1,317
Charges and credits, net of tax (2)	(265)	—	(36)

	2,145	920	1,281
Depreciation and amortization (3)	1,598	533	1,588
Stock-based compensation expense	236	76	229
Change in working capital	(1,814)	70	(798)
US federal tax refund	—	—	477
Other	(59)	(32)	(58)

Cash flow from operations (4)	2,106	1,567	2,719

Capital expenditures	(1,046)	(382)	(694)
APS investments	(420)	(109)	(305)
Exploration data capitalized	(77)	(13)	(21)

Free cash flow (5)	563	1,063	1,699

Dividends paid	(600)	(248)	(524)
Proceeds from employee stock plans	171	78	137
Business acquisitions and investments, net of cash acquired plus debt assumed	(45)	(37)	(98)
Proceeds from sale of Liberty shares	513	—	—
Proceeds from sale of real estate	120	—	—
Taxes paid on net settled stock-based compensation awards	(92)	(7)	(21)
Other	(118)	(32)	(58)

Decrease in net debt before impact of changes in foreign exchange rates	512	817	1,135
Impact of changes in foreign exchange rates on net debt	802	472	292

Decrease in Net Debt	1,314	1,289	1,427
Net Debt, beginning of period	(11,056)	(11,031)	(13,880)

Net Debt, end of period	$(9,742)	$(9,742)	$(12,453)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant, and equipment and amortization of intangible assets, exploration data costs, and APS investments.
(4)

Includes severance payments of $60 million and $22 million during the nine months and third quarter ended September 30, 2022, respectively; and $226 million and $42 million during the nine months and third quarter ended September 30, 2021, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2022 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Question 9).

	(Stated in millions, except per share amounts)
	Second Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$1,152	$182	$11	$959	$0.67
Gain on sale of Liberty shares (1)	(216)	(13)	—	(203)	(0.14)
Gain on sale of real estate (1)	(43)	(2)	—	(41)	(0.03)

Schlumberger net income, excluding charges & credits	$893	$167	$11	$715	$0.50

	Nine Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$2,924	$514	$33	$2,377	$1.65
Gain on sale of Liberty shares (1)	(242)	(17)	—	(225)	(0.16)
Gain on sale of real estate (1)	(43)	(2)	—	(41)	(0.03)

Schlumberger net income, excluding charges & credits	$2,639	$495	$33	$2,111	$1.47

	Third Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$691	$129	$12	$550	$0.39
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$644	$118	$12	$514	$0.36

	Nine Months 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$1,618	$301	$37	$1,280	$0.90
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$1,571	$290	$37	$1,244	$0.88

There were no charges & credits during the third quarter of 2022 or during the first six months of 2021.

*	Does not add due to rounding.
(1)	Classified in Interest & other income in the Condensed Consolidated Statement of Income

Divisions

(Stated in millions)
	Three Months Ended
	Sept. 30, 2022		Jun. 30, 2022		Sept. 30, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$900	$305	$955	$379	$812	$284
Reservoir Performance	1,456	244	1,333	195	1,192	190
Well Construction	3,084	664	2,686	470	2,273	345
Production Systems	2,150	224	1,893	171	1,674	166
Eliminations & other	(113)	(37)	(94)	(56)	(104)	(77)

Pretax segment operating income		1,400		1,159		908
Corporate & other		(155)		(148)		(145)
Interest income (1)		8		3		8
Interest expense (1)		(119)		(121)		(127)
Charges & credits (2)		—		259		47

	$7,477	$1,134	$6,773	$1,152	$5,847	$691

(Stated in millions)
	Nine Months Ended
	Sept. 30, 2022		Sept. 30, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$2,713	$976	$2,401	$805
Reservoir Performance	3,999	598	3,312	448
Well Construction	8,168	1,522	6,319	827
Production Systems	5,647	509	4,946	475
Eliminations & other	(314)	(151)	(274)	(176)

Pretax segment operating income		3,454		2,379
Corporate & other		(468)		(434)
Interest income (1)		13		17
Interest expense (1)		(360)		(391)
Charges & credits (2)		285		47

	$20,213	$2,924	$16,704	$1,618

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2022?

Capital investment (composed of capex, exploration data costs, and APS investments) for the full-year 2022 is expected to be approximately $2.2 billion.

2)	What were cash flow from operations and free cash flow for the third quarter of 2022?

Cash flow from operations for the third quarter of 2022 was $1.6 billion, and free cash flow was $1.1 billion.

3)	What was included in “Interest and other income” for the third quarter of 2022?

“Interest and other income” for the third quarter of 2022 was $75 million. This consisted of interest income of $33 million and earnings of equity method investments of $42 million.

4)	How did interest income and interest expense change during the third quarter of 2022?

Interest income of $33 million for the third quarter of 2022 increased $14 million sequentially. Interest expense of $122 million decreased $2 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the third quarter of 2022?

The ETR for the third quarter of 2022, calculated in accordance with GAAP, was 18.9% as compared to 15.8% for the second quarter of 2022. Excluding charges and credits, the ETR for the second quarter of 2022 was 18.6%. There were no charges and credits in the third quarter of 2022.

7)	How many shares of common stock were outstanding as of September 30, 2022, and how did this change from the end of the previous quarter?

There were 1.418 billion shares of common stock outstanding as of September 30, 2022, and 1.414 billion shares outstanding as of June 30, 2022.

(Stated in millions)
Shares outstanding at June 30, 2022	1,414
Shares issued under employee stock purchase plan	3
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	1

Shares outstanding at September 30, 2022	1,418

8)

What was the weighted average number of shares outstanding during the third quarter of 2022 and second quarter of 2022? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.418 billion during the third quarter of 2022 and 1.414 billion during the second quarter of 2022. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Third Quarter 2022	Second Quarter 2022
Weighted average shares outstanding	1,418	1,414
Unvested restricted stock	21	22

Average shares outstanding, assuming dilution	1,439	1,436

9)	What was Schlumberger’s adjusted EBITDA in the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021?

Schlumberger’s adjusted EBITDA was $1.756 billion in the third quarter of 2022, $1.530 billion in the second quarter of 2022, and $1.296 billion in the third quarter of 2021, and was calculated as follows:

	(Stated in millions)
	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net income attributable to Schlumberger	$907	$959	$550
Net income attributable to noncontrolling interests	12	11	12
Tax expense	215	182	129

Income before taxes	$1,134	$1,152	$691
Charges & credits	—	(259)	(47)
Depreciation and amortization	533	532	530
Interest expense	122	124	130
Interest income	(33)	(19)	(8)

Adjusted EBITDA	$1,756	$1,530	$1,296

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021?

The components of depreciation and amortization expense for the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021 were as follows:

	(Stated in millions)
	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Depreciation of fixed assets	$343	$340	$350
Amortization of intangible assets	76	75	75
Amortization of APS investments	96	87	82
Amortization of exploration data costs capitalized	18	30	23

	$533	$532	$530

About Schlumberger

Schlumberger is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Conference Call Information

Schlumberger (NYSE: SLB) will hold a conference call to discuss the earnings press release and business outlook on Friday, October 21, 2022. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until November 20, 2022, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 1942759. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until November 20, 2022.

Investor Relations Contacts:

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly – Vice President of Communications, Schlumberger Limited

Moira Duff – Director of External Communications, Schlumberger Limited

Office +1 (713) 375-3407

media@slb.com

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This third-quarter 2022 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or Schlumberger New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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